Exhibit 99.1

LIVE NATION ANNOUNCES PRICING OF
$225 MILLION PRIVATE NOTES OFFERING

LOS ANGELES – August 15, 2012 – Live Nation Entertainment, Inc. (“Live Nation”) (NYSE: LYV) today announced that it priced an offering of $225 million in aggregate principal amount of 7.00% senior unsecured notes due 2020 (the “Notes”). The Notes are guaranteed by certain subsidiaries of Live Nation. Interest on the Notes will be payable semiannually on September 1 and March 1 of each year, beginning on March 1, 2013.

Live Nation intends to use the net proceeds from the offering, together with a new $100 million term loan under its senior secured credit facility, to redeem all of its outstanding 10.75% senior notes due 2016, to pay related fees and expenses in connection therewith and for general corporate purposes.

The Notes will be offered through a private placement and will not be registered under the Securities Act of 1933, as amended, or any state securities laws. As a result, they may not be offered or sold in the United States or to any U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Notes will be offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. This news release is neither an offer to sell nor a solicitation of an offer to buy the Notes, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements
This news release contains forward-looking statements, including statements related to the offering and the expected use of the net proceeds, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in Live Nation’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2011, quarterly reports on Form 10-Q and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as Live Nation cannot predict or control many of the factors that ultimately may affect its ability to achieve the results estimated. Live Nation makes no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

Investor & Media Contact:
Maili Bergman
(310) 867-7000
IR@livenation.com

Information found on Live Nation’s website is not incorporated by reference.